UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2019

CANNAPOWDER, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-26027	68-0080601
(Commission File Number)	(I.R.S. Employer Identification No.)

10 Hayetsira St, P.O. Box 2580

Raanana, Israel 4366356

(Address of principal executive offices) (Zip Code)

+(972) 54-222-9702

(Registrant’s telephone number, including area code)

20 Raoul Wallenberg Street

Tel Aviv, Israel 6971916

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On November 15, 2017, F1 One of a Kind LLC, a Texas limited liability company (“F1”), of which Shai Cohen (“Cohen”) has voting and dispositive power over shares held by F1, purchased 250,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Cannapowder, Inc. (the “Company”) with working capital and was issued a two-year Class A warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.30 per share for consideration of $75,000.

On November 1, 2018, the Company issued One of a Kind Dusa, LLC, a Texas limited liability company (“Dusa”), of which Cohen is the sole owner, (i) a four-year Class E warrant to purchase 100,000 shares of Common Stock at an exercise price of $0.01 per share; (ii) a five-year Class F warrant to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share; (iii) a five-year Class G warrant to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share; and (iv) a five-year Class H warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share, in consideration for marketing and business development services provided to the Company.

On January 31, 2019, the Company issued Dusa a four-year Class E warrant to purchase 50,000 shares of Common Stock at an exercise price of $0.01 per share, in consideration for marketing and business development services provided to the Company.

On April 18, 2019, Eliyahu Yoresh sold 425,000 shares of Common Stock for $212,500 and LIA Pure Capital Ltd. sold 75,000 shares of Common Stock for $37,500 to One of a Kind Kamami LLC, a Texas limited liability company, which is owned by Cohen. The purchase was made with working capital.

On April 18, 2019, the following persons or entities sold the following number of shares of Common Stock to MNSCO LLC, Delaware limited liability company (“MNSCO”). Cohen is a 49.9% owner of MNSCO and has voting and dispositive power over the shares held by MNSCO.

Yaad Management & Consulting Ltd.	1,150,000 shares
L.I.A. Pure Capital Ltd.	670,834 shares
Doron Uziel	317,916 shares
Amir Uziel Economic Consulting Ltd.	368,125 shares
Avdinco Ltd.	200,000 shares
Capital Link Ltd.	368,125 shares
Eliyahu Yoresh	250,000 shares
Lavi Krasney	787,500 shares
Nir Reinhold	500,000 shares
Liron Carmel	387,500 shares

Total consideration for above transactions was $2,500,000 which was paid from working capital.

There were no arrangements, understandings or agreements between the above selling stockholders and Cohen or any of his affiliates with respect to the election of directors or other matters.

After giving effect to these sales, Cohen beneficially owns an aggregate of 7,050,000 shares (which includes 800,000 shares issuable upon the exercise of currently exercisable warrants) or approximately 54.4% on a fully-diluted basis of the issued and outstanding common stock of the Company based upon 12,156,177 shares issued and outstanding as of April 18, 2019.

There are no arrangements known to the Company of which may at a subsequent date result in a change of control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2019, Liron Carmel resigned as Chief Executive Officer and a director of the Company and Shai Cohen was appointed Chief Executive Officer and a director of the Company. Mr. Carmel’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Cohen, age 54, has served as the Company’s chief executive officer since May 7, 2019. Mr. Cohen has been an entrepreneur and business development advisor since 1997. With numerous successful global ventures, Mr. Cohen advises senior management teams on creating strategic business development plans and building brands for targeted markets. Mr. Cohen served in the Israel Defense Forces as a paratrooper and earned a Bachelors’ degree in international business from the Armstrong School of Business, in Berkeley, California.

There are no arrangements or understandings between Mr. Cohen and any other person pursuant to which he was selected as an officer and a director.

There is no family relationship between Mr. Cohen and any officer or director of the Company.

Other than as described in Item 5.01 above, there were no transactions since January 1, 2017, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Cohen had or is to have a direct or indirect material interest.

There is currently no arrangement or agreement regarding the compensation of Mr. Cohen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNAPOWDER, INC.

By:	/s/ Shai Cohen
Name:	Shai Cohen
Title:	Chief Executive Officer

Date: May 20, 2019